April 13, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Colony Bankcorp, Inc. dated April 13, 2021 and are in agreement with those statements.

Macon, Georgia

cc:    Mark H. Massee
    Audit Committee Chairman
Colony Bankcorp, Inc.